Exhibit 99.1

Important Notice of Blackout Period to Directors and Executive Officers of Cardinal Health, Inc.

September 4, 2012

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in our common shares (including derivatives) due to a blackout of the Cardinal Health 401(k) Savings Plan (the “401(k) plan”) that lasts for a period of more than three consecutive business days. A 401(k) plan blackout is necessary to change the 401(k) plan administrator from Fidelity Investments to Wells Fargo Institutional Retirement and Trust. The transition to the new administrator will begin at 4:00pm Eastern Time on October 5, 2012 and end during the week of October 28, 2012 (the “Blackout Period”). During the Blackout Period, 401(k) plan participants will be unable to make contribution rate and future investment changes, investment election changes, loan repayments or requests and withdrawals/distributions under the 401(k) plan, including with respect to the Cardinal Health Stock Fund.

Federal securities laws provide that, during the Blackout Period, all directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring any of our common shares (including exercising stock options) or any derivatives of our common shares, regardless of whether the director or executive officer participates in the 401(k) plan. As a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming whether an exception is available.

Although the Blackout Period falls during a period in which your trading will already be restricted under our trading window policy, we are required to provide you with this notice in order to comply with federal securities laws.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have questions regarding the Blackout Period, including when it has started or ended, you may contact our General Counsel Steve Falk by telephone at (614) 757-5000 or by mail at Cardinal Health, 7000 Cardinal Place, Dublin, OH 43017.